CVD Equipment Corporation Completes Sale of Former Corporate Headquarters

CENTRAL ISLIP, N.Y., (Business Wire) – April 9th, 2013 - CVD Equipment Corporation (Nasdaq: CVV) announced today that on April 5, 2013 it completed the sale of the Company’s 50,000 square foot facility located at 1860 Smithtown Avenue, Ronkonkoma, New York where its former corporate headquarters had been located.  The sale price of the premises was $3,875,000, representing an estimated profit of approximately $900,000 to CVD.

Leonard Rosenbaum, President and Chief Executive Officer stated, “The sale closes a chapter of our Company’s history and highlights a new chapter as our attention and efforts are focused towards increased sales and operations in our new 130,000 square foot facility where we will be expanding our i) Equipment manufacturing and Nano material manufacturing capabilities, ii) Pilot production process development and demonstration for the transformation of nano materials to macro sized materials and iii) Joint business/technology developments for products enabled by nano materials to be marketed through our wholly owned subsidiary, CVD Materials Corporation.”

About CVD Equipment Corporation
CVD Equipment Corporation (NASDAQ: CVV) is a designer and manufacturer of custom and standard state-of-the-art equipment used in the development, design and manufacture of advanced electronic components, materials and coatings for research and industrial applications.  CVD offers a broad range of chemical vapor deposition, gas control, and other equipment that is used by customers to research, design and manufacture semiconductors, solar cells, graphene, carbon nanotubes, nanowires, LEDs, MEMS, smart glass coatings, battery and/or ultra capacitor materials, medical coatings, industrial coatings and equipment for surface mounting of components onto printed circuit boards.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements.  Certain information included in this press release by CVD, as well as information included in oral or other written statements made or to be made by CVD, contains statements that are forward-looking.  All statements other than statements of historical fact are hereby identified as "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management.  Potential risks and uncertainties include, among other factors, industry specific and general business conditions, competitive market conditions, success of CVD's growth and sales strategies, possible customer changes in delivery schedules, cancellation of orders, delays in product shipments, delays in obtaining parts from suppliers, failure to satisfy customer acceptance requirements and other risk factors described in CVD’s SEC filings.  All forward-looking statements are based on management's estimates, projections and assumptions as of the date hereof and CVD assumes no obligation to update this press release.

For further information please contact Karen Hamberg or our Investor Relations by Phone:
(631) 981-7081, Fax: (631) 981-7095 or Email: investorrelations@cvdequipment.com

CVD Equipment Corporation
355 South Technology Drive	Central Islip, NY 11722	Tel: 631.981.7081	Fax: 631.981.7095	www.cvdequipment.com